Exhibit 99.2

  Clinical Data, Inc.

One Gateway Center, Suite 411 Newton, MA 02458
1-617-527-9933,	Fax: 1-617-527-8230

June 21, 2005

The letter below was sent today to the employees of Genaissance Pharmaceuticals, Inc. I trust that it will help to understand the merger that we are undertaking.

To the employees of Genaissance Pharmaceuticals:

We are pleased to be announcing publicly this morning the signing of a definitive agreement for the merger of Genaissance Pharmaceuticals, Inc. with Clinical Data, Inc.  The attached press release provides further detail about this transaction.

Clinical Data was established in 1972 and serves the needs of physician offices labs and smaller clinical laboratories.  It provides a complete range of products and services to this market segment and offers blood chemistry instrumentation and diagnostic assays to clinics and small hospitals worldwide.  Clinical Data is a public company traded on Nasdaq (CLDA).  Please also refer to its website (http://www.clda.com) and SEC filings for additional information.

Needless to say we are excited about the opportunity to combine our companies.  We believe the strategic rationale is strong, including that:

•                  The combination of our companies allows us to create a company whose technology addresses multiple markets by bringing together an established global clinical diagnostics company and a prominent pharmacogenomics corporation,

•                  We anticipate gaining competitive advantages in the market by leveraging our combined market knowledge, experience and technology platforms,  becoming a leading services, diagnostics and pharmacogenomics company,

•                  We will market proprietary instrumentation, tests and services across a broad set of markets including point of care, pharmaceuticals, biotechnology, academic and agriculture markets,

•                  We will have a truly international company with substantial revenues and with operations in the U.S., Europe and Australia and distributors in over 70 countries,

•                  Combined we will be a more substantial public company with greater opportunities to develop our future,

Together we have the opportunity to create a growing, vibrant and profitable company that leads the field in molecular biology and clinical diagnostics.  We are completely dedicated to the success of the combined company, its shareholders and its employees.

Genaissance will become a subsidiary of Clinical Data and will be traded on the NASDAQ exchange under the symbol “CLDA”.  All Genaissance options and restricted stock will convert into the equivalent Clinical Data stock plan based on the terms of the merger agreement.  We will be a company guided culturally by integrity, teamwork and performance.

This agreement requires approval by the stockholders of both companies, which we expect to occur in the early fall.  Key shareholders of Clinical Data and Genaissance have already agreed to vote in favor of this agreement.

We are acutely aware that a merger of this nature has an impact on the lives of everyone involved. Our integration team will continue to communicate with you during the transition process. Our objective is to make this transition process as smooth and rapid as possible for everyone. Please feel free to e-mail your questions to transition@clda.com, which will enable us to address your concerns in forthcoming communications.

We look forward to our two Companies, management and all employees working together closely over the next few months to form one team so that we can fully realize the potential of the ‘new’ Clinical Data.

 Sincerely,

/s/ Kevin Rakin

Israel M. Stein MD	Kevin Rakin
CEO, Clinical Data	CEO, Genaissance